2013 Annual Corporate Bonus Plan (“the Plan”) T-Mobile USA, Inc. (“the Company”)

EXHIBIT 10.22

SUMMARY

The Annual Corporate Bonus Plan describes the circumstances under which eligible employees have the opportunity to earn bonuses. Each eligible employee has a target bonus, which is set as a percentage of base salary and varies by career band and job title. Eligible employees may earn an award based on the Company’s evaluation of performance against two components: Individual and Company. Weightings for these two components are based on career band.

For the Individual component, bonus payouts under the Plan are determined by management as they distribute their Bonus Budget based on individual performance. For the Company component, bonus payouts are determined by multiplying the applicable target bonus opportunity by the Company Results. Total bonus amounts are calculated as the sum of the Individual payout, and if applicable, the Company payout.

EFFECTIVE DATE
The 2013 Annual Corporate Bonus Plan aligns with our payroll calendar year. The performance period is 12/23/2012 through 12/21/2013 and bonuses are calculated based on these pay period effective dates.

PLAN DEFINITIONS

Eligible Earnings – The sum of the earnings paid, while holding a bonus-eligible position, during the Performance Period in accordance with the Eligible Earnings Addendum at the end of this document.

Target Bonus Percentage – A percentage assigned by job to each employee holding a bonus-eligible position that represents a percentage of Eligible Earnings.

Target Award – The employee’s Target Bonus Percentage multiplied by the employee’s Eligible Earnings for the Performance Period.

Target Bonus Opportunity – The employee’s Target Award multiplied by the component weighting and Eligible Earnings.

Company Results – A percentage, reflecting Company achievement against key metrics, that funds bonus opportunity for the Company component awards made under this Plan.

Threshold – Minimum achievement targets for the Company’s metrics. The threshold for at least one Company metric must be met to fund any bonus opportunity for the Company component.

Bonus Budget – The sum of the Individual component Target Bonus Opportunity amounts for a manager’s direct reports.

Payout Recommendation – A percentage assigned by management to each eligible employee based on the employee’s individual performance, representing the percentage of the Individual component’s Target Bonus Opportunity awarded.

Good Standing – Good Standing means an employee has consistently met the behavior, performance and conduct standards of the employee’s position, as determined by management.

Regular Full-Time – The classification for employees who are regularly scheduled to work 30 or more hours per week and who work in a position designated as Regular Full-Time.

Regular Part-Time – The classification for employees who are consistently scheduled to work at least 20 and less than 30 hours per week and who work in a position designated as Regular Part-Time I.

Performance Period – Consecutive twelve-month period beginning the 1st day of 1st pay period of the calendar year and ending on the last day of the last full pay period in the calendar year. Details regarding the performance period paydates can be found in the Eligible Earnings section of this document.

2013 Annual Corporate Bonus Plan (“the Plan”) T-Mobile USA, Inc. (“the Company”)

Employees must satisfy the following criteria to be eligible for consideration for a bonus pursuant to the Plan:

1.	Be on T-Mobile's payroll on or before October 31st.

2.
Be a Regular Full-Time employee or a Regular Part-Time employee and be actively employed (not on leave of absence) for at least 40 workdays during the Performance Period in a bonus-eligible position. Employees on inactive employment status for the entire performance period are not eligible for bonus payouts.

3.
Be on T-Mobile's payroll and either actively employed or on an authorized leave of absence on the date of payment of any bonus. Bonuses are not earned or due until paid. Employees whose T-Mobile employment ends prior to payment of any bonus for a particular Performance Period for any reason other than the employee's death or involuntary termination by the Company as a result of certain corporate reorganizations (which are addressed below), have not earned and have forfeited the opportunity and their eligibility to earn a bonus for the Performance Period.

4.
Employees eligible for commission, bonus, or incentive compensation independent of the Plan may not also receive a bonus pursuant to the Plan, unless specifically set forth in a formal written contract signed by the employee and the Chairperson, President, or CEO of T-Mobile and, if applicable, approved by the Compensation Committee.

5.
Former Metro PCS employees who are/were eligible to receive payouts under the MetroPCS Annual Cash Performance Award bonus program in 2013 are ineligible under this Plan, unless specifically set forth in a formal written contract signed by the employee and the Chairperson, President, or CEO of T-Mobile and, if applicable, approved by the Compensation Committee.

COMPONENTS & WEIGHTS

The Plan rewards performance against Individual and Company performance measures. Weightings for these two components are based on career band on the last day of the Performance Period.

Role / Career Band	Component Weighting*
	Individual	Company
Individual Contributors (L06 – L11) and People Managers (L07 – L09)	100%	0%
Director, Sr Directors and VPs (L04, L05 & L06)	75%	25%
SVPs and Chiefs (L02 & L03)	25%	75%
* Applicable to employees on T-Mobile payroll with hire dates on or prior to April 30, 2013

Role / Career Band	Component Weighting**
	Individual	Company
Individual Contributors (L06 – L11) and People Managers (L07 – L09)	100%	0%
Director, Sr Directors and VPs (L04, L05 & L06)	100%	0%
SVPs and Chiefs (L02 & L03)	100%	0%
** Applicable to employees on T-Mobile payroll with hire dates on or after May 1, 2013

COMPANY COMPONENT

Company performance is measured on key metrics. Results for each metric are combined to calculate the Company Results. 2013 metrics are set forth in Exhibit A.

A minimum threshold must be achieved on at least one of the metrics to generate awards for the Company component. If none of the minimum performance thresholds are achieved, no bonus will be awarded for this component under this Plan. If the minimum threshold for any metric is achieved, then the Company Results will be applied to each Participant’s Target Award. Company Results can range from 0% to 200%. The Company component applies to eligible executive employees in Career Bands L02 - L06.

INDIVIDUAL COMPONENT

Eligible employees will be evaluated by management based upon individual performance against identified goals for the performance period. In determining a performance rating and payout recommendation, managers should consider the employee’s results against goals, how the employee lived the Values, as well as the employee’s performance in daily work.

Individual payout recommendations range from 0% to 200%.

MISCELLANEOUS PLAN TERMS

2013 Annual Corporate Bonus Plan (“the Plan”) T-Mobile USA, Inc. (“the Company”)

At-Will Employment - Nothing in the Plan shall be construed in any way to alter the fact that T-Mobile employment is at will, which means that it is not for any specific duration and that an employee or the Company may terminate the employment relationship at any time with or without notice, reason or cause.

Corporate Reorganizations - An otherwise eligible employee whose employment is involuntarily terminated by the Company due to a corporate reorganization prior to payment of an annual bonus and who has signed and returned the applicable separation agreement may nevertheless, at the Company's sole discretion, receive the Individual component and Company component of the bonus for the Performance Period in which the employee's employment ended.

Any such bonus payment will be based on the employee’s salary at time of separation, prorated for the number of weeks employed during the Performance Period. The bonus award calculation will also be based on the employee’s career band and bonus target at the time of separation, and will be paid at, or near, the time that severance benefits are paid.

Change in Control - Notwithstanding any other provision of this Plan, upon a Change in Control, the Performance Period related thereto shall be terminated and a Participant who is employed by the Company immediately prior to the Change in Control shall be treated as earning for the calendar year in which the Change in Control occurs a bonus payment at target (100%) prorated by the ratio of the number of days in the Performance Period preceding the date of the Change in Control to the total number of days in the Performance Period, payable within 60 days of the Change in Control transaction date.

Prior Plans - This document supersedes any and all other bonus plans, guidelines, proposals, representations, promises and inducements, written or oral, describing or relating to any corporate bonuses. Employees eligible under this Plan are not eligible for any other incentives or bonuses.

Target Bonus Percentage Changes - If an otherwise eligible employee's Target Bonus Percentage changes during the Performance Period, the Target Bonus Percentage will be computed using the employee's Target Bonus Percentage that applies during each time period. To illustrate this, consider an employee who gets promoted on June 23, 2013. As part of the promotion, the employee's Target Bonus Percentage increases from 10% to 15%. Below is a sample illustration of how a “blended bonus target” would be calculated:

Period	Bonus Target %	# of Days	Blended Bonus Target %
12/23/2012 – 06/22/2013	10%	112	12.5%
06/23/2013 – 12/21/2013	15%	71
BLENDED BONUS TARGET FOR 2013 Performance Period:

Target Bonus Component Weighting Changes – If an otherwise eligible employee’s career band changes during the Performance Period from a non-executive role to executive or vice versa, the component weighting in effect on the last day of the last pay period of the performance plan period will be used for calculating the bonus payout. To illustrate this, consider an employee who is promoted on June 23, 2013, from non-executive role to a Director role in Career Band L06. The component weighting for bonus calculations for a non-executive role is 100% Individual/0% Company whereas the component weighting for bonus calculations for a Director role in Career Band L06 is 75% Individual/25% Company. Since the employee is in a position in L06 on the last day of the last payroll period, the latter component weighting will be used for the calculation of the bonus for the performance period.

Job Changes -

▪
Transfers into the Plan - An employee who transfers into an eligible job during the performance period and remains in the eligible job for at least 40 workdays may earn a bonus award based on Eligible Earnings and Target Bonus Percentage while in the eligible job. A performance rating must accompany any individual Payout Recommendation.

▪
Transfers out of the Plan - If an employee transfers out of an eligible job and worked at least 40 workdays, but is still employed by the Company at the time of the Annual Bonus Plan bonus payment, the employee may earn a bonus award based on Eligible Earnings and Target Bonus Percentage while in the eligible job.

Leave of Absence - An eligible employee who takes a leave of absence during the Performance Period may earn a bonus award based on Eligible Earnings during the Performance Period. Employees on continuous leave for the entire performance period (inactive status) are not eligible for bonus payments. Refer to the 2013 Eligible Earnings Addendum for more details.

Not in Good Standing (NGS) - An eligible employee who is NGS at any point during the Performance Period may still earn a bonus award based on Eligible Earnings during the Performance Period. Management should, however, consider NGS status in determining the employee's Payout Recommendation.

Payment - Bonuses are determined at the Company's sole discretion and are not earned or due until paid. Bonuses are subject to payroll taxes and withholdings and will be reported to the Internal Revenue Service as income on form W-2.

2013 Annual Corporate Bonus Plan (“the Plan”) T-Mobile USA, Inc. (“the Company”)

Rehires - Any eligible employee who separates employment and is subsequently rehired into an eligible job within 30 calendar days thereafter will be eligible for a bonus based on the Eligible Earnings for the entire Performance Period. Any eligible employee who separates employment and is subsequently rehired after 30 calendar days must meet all Plan eligibility criteria.

Death – An otherwise eligible employee who dies prior to payment of annual bonus may nevertheless, at the Company’s sole discretion, receive a bonus for the Performance Period in which the employee died.  Any such bonus shall be paid to the employee’s estate within 90 days of the employee’s death. Any such bonus will be calculated using the employee’s Target Bonus Percentage from job at time of death and annual salary prorated for the number of weeks employed during the Performance Period.  The Individual component of any such bonus will be paid at 100% achievement and the Company component (if applicable) will be paid at 100% achievement.

Not a Contract – This Plan is not intended, and shall not be construed, to be a contract or an offer of contract and does not promise specific treatment in specific circumstances. Rather, it constitutes guidelines that the Company may in its sole discretion apply, interpret, modify and/or discontinue without prior notice. Because any bonuses are determined at the Company’s sole discretion and are not earned or due until paid, there shall be no expectation of earning or payment of any bonus for any particular Performance Period. Finally, to the extent there is a conflict between the terms of this Plan and the terms set forth in any other document, such as an offer letter, the terms in this Plan shall control and the conflicting terms in the other document shall be void.

Unintended Windfalls – Bonuses are earned only with respect to transactions that arise in the ordinary course of business. Bonuses that, in the Company’s sole discretion, would be wholly or partially attributable to corporate transactions such as mergers and the like may not, in the Company’s sole discretion, be paid under the Plan. The effect of any transactions outside the ordinary course of business on bonus eligibility is determined by the Company in its sole discretion.

2013 Annual Corporate Bonus Plan (“the Plan”) T-Mobile USA, Inc. (“the Company”)

ADDENDUM
TO
T-MOBILE USA, INC.
2013 ANNUAL CORPORATE BONUS PLAN

Effective upon the consummation on April 30, 2013 of the transactions contemplated by the Business Combination Agreement dated October 3, 2012, by and among Deutsche Telekom AG ("Deutsche Telekom"), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom ("Global"), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global ("Holding"), T-Mobile USA, Inc., a direct wholly-owned subsidiary of Holding, and MetroPCS Communications, Inc., the T-Mobile USA, Inc. 2013 Annual Corporate Bonus Plan (the "Plan") was modified to provide that (i) the individual component of awards under the Plan will continue to be earned through the remainder of the performance period subject to assessment of performance at the end of the performance period, with any earned amounts payable after completion of the performance period provided the participant remains actively employed by T-Mobile US, Inc. through the date of payment as set forth in the Plan and (ii) the Company Results (as that term is defined in the Plan) component of awards under the Plan will be frozen at the higher of trending performance as of April 30, 2013 and payable after completion of the performance period provided the participant remains actively employed by T-Mobile US, Inc. through the date of payment as set forth in the Plan.